EXHIBIT 99.2

Sep 09, 2009 / 09:00PM GMT, SHFL - Q3 2009 Shuffle Master, Inc. Earnings Conference Call

Final Transcript

Conference Call Transcript SHFL - Q3 2009 Shuffle Master, Inc. Earnings Conference Call Event Date/Time: Sep 09, 2009 / 09:00PM GMT

CORPORATE PARTICIPANTS

 Julia Boguslawski
 Shuffle Master, Inc. - Director, IR

 Tim Parrott
 Shuffle Master, Inc. - CEO

 Lin Fox
 Shuffle Master, Inc. - EVP, CFO

 Coreen Sawdon
 Shuffle Master, Inc. - SVP, Chief Accounting Officer

CONFERENCE CALL PARTICIPANTS

 Steven Wieczynski
 Stifel Nicolaus - Analyst

 Ryan Worst
 Brean Murray - Analyst

 Fred Button
Analyst

PRESENTATION

Operator

Greetings ladies and gentlemen, and welcome to the Shuffle Master Inc. third quarter 2009 earnings release conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Ms. Julia Boguslawski, Director of Investor Relations for Shuffle Master Inc. Thank you, you may begin.

 Julia Boguslawski - Shuffle Master, Inc. - Director, IR

Good afternoon, and thank you all for joining us today for our third quarter 2009 earnings call. I am Julia Boguslawski, Director of Investor Relations for Shuffle Master; with me today are Tim Parrott, CEO of Shuffle Master; Lin Fox, Executive Vice President, CFO; Coreen Sawdon, Senior Vice President and Chief Accounting Officer; and Jerry Smith, Executive Vice President and General Counsel.

Today's conference call is being simultaneously webcast through our website www.shufflemaster.com and will also be archived for the next 30 days. Before we get started I would like to remind you that various remarks we make about future expectations plans and prospects for the Company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations. We will also be discussing certain financial measures such as adjusted EBITDA, which represents a non-GAAP financial measure. The importance of this measure to investors as well as reconciliation to to the most directly comparable GAAP measures can be found on our most recent Form 10-Q, which was filed earlier today as well as in our prior public filings including Form 10-K and in today's press release announcing our third quarter 2009 results. Now I will turn the call over to our CEO Tim Parrott.

 Tim Parrott - Shuffle Master, Inc. - CEO

Thanks, Julia, good afternoon everyone. We are talking to you from the beautiful Double Tree Inn a couple of miles from our office due to telephone problems. If there are any issues we apologize, hopefully everything will work fine and we will do the best we can.

I will cover some highlights for the quarter and then turn it over to Lin Fox to review our results. Revenue is tracking about as we expected. Down 9%, year-over-year, to $45.1 million. However, it was within 2% or $1 million when adjusted for the exchange affect of a stronger US dollar. When adjusted for foreign exchange year to date revenue is relatively flat with last year, within a 0.5% on $124.9 million. We achieved record lease and service revenue of $21 million, up 4% year-over-year. Adjusted EBITDA was $15.6 million, up 11% year-over-year from $14.1 million. Diluted EPS increased $0.02 year over year to $0.10 on 18 million additional shares. Now I will touch on some product highlights for the third quarter.

As the Ace shuffler approaches its obsolescence we wanted to give you an update on where we stand in the conversion process and the replacement cycle. There were significant year-over-year placements of the i-Deal shuffler, bringing the total installed base to 967 units. 672 units were installed during the last 12 months with 133 of those installed in the third quarter of this year. Approximately 3000 Aces of the remaining 4500 in the field units are expected to be converted to i-Deals by the end of 2010. The majority of deployed Aces are sold units therefore the opportunity exists to create new lease revenue. Currently 57% of the i-Deals are on lease and we expect that percentage to ramp up slightly as we gain momentum in replacements.

In the proprietary table game space the quarter reflects a net increase of 70 premium tables over the prior year, mostly driven by Ultimate Texas Hold 'Em. Our table game bonusing add ons grew 35% with 182 units in the last 12 months and were led by Three Card Poker Progressive, and Fortune Pai Gow Poker Progressive upgrades. Also approximately 49 upgrades were installed in the third quarter. ETS lease and service revenue of $3.2 million was a Company record. Also a record third quarter for EGM which was up year-over-year, to $12.2 million, and up 25% adjusted for AUS dollars. We are making good progress on SG&A reductions which Lin will touch on later, as well as solid lease and service revenue and improved performance of EGMs.

Let me mention a couple of personnel highlights during this quarter. I'm pleased to introduce Lin Fox on the call our new CFO. Lin joined us August 1, 2009. He has a proven track record in global technology manufacturing operations, driving companywide cost containment initiatives, and leading finance and accounting teams in the international high-tech public company arena. Previously he served as CFO for Cherokee International and prior to that, CFO at Anacomp. We're proud of our progress to date in driving down expenses but there remains significant opportunity for additional reductions specifically in manufacturing costs. Lin's expertise will be key in creating operating efficiencies both domestically and internationally.

We recently appointed Simon Ashley as the new President and CEO of Stargames effective September 1, of this year. Simon spent the last five years working for Aristocrat which included the role as Senior VP and CFO of Aristocrat Technologies in Las Vegas where he worked for me during my tenure there. Simon's skill set and expertise will be very complementary to our needs and opportunities at Stargames. Simon had previous experience including Macquarie Bank and PriceWaterhouse.

In the new and improved product arena we've added several upgrades and a new specialty game to enhance casino revenue, and improve the player experience. We installed our first progressive on Table Master. Customers had requested it as they've seen how well progressive upgrades do on our felt games. We've installed three units post quarter close and are very pleased with the initial feed back and performance.

We also developed a new Rapid concept specifically for casinos where traditional roulette is not legal called Rapid 37. This is mostly for the Indian markets. Rapid 37 uses a shuffler which in conjunction with a wheel drives the results of the game. We also think there is real opportunity to adopt and promote utilization or demand pricing on shufflers and possibly some other games. Based on customer feedback from AEs and surveys, customers expressed interest in paying for shufflers based on usage. This specifically presents opportunities for MD2's since blackjack tables remain the greatest percentage of those tables without a shuffler. The challenge is determining how to track usage.

We see this opportunity integrating well into our bundling strategy which we discussed before. We are pleased to announce that the i-Table went live last week at the Riviera Casino on the Las Vegas Strip. Four tables installed in a 24 hour blackjack pit and the initial feedback is encouraging. We expect to go live next month on the floor at Barona, where it's currently completing GLI testing. As with all new products, taking the i-Deal as a prime example, there is intentionally a slow rollout to fix any remaining bugs and to keep making changes and improvements to the product. We are selecting customers for the future roll out and properties who will work with us to maximize the product performance and help build momentum. We continue to develop and acquire new proprietary table titles also.

Our latest game, Dealers Bluff was developed internally and has been at Thunder Valley since July. This game is unique in that it incorporates the i-Deal shuffler in to the game play, meaning many of the player enhancements are due to the ability to have a card reading shoe. Initial feedback is good, but more time is needed to determine if the game has staying power. The next placement will go live tomorrow at Wynn in Las Vegas, and this installation will be where the Nevada field trial takes place. Now I will turn the call over to Lin to review the quarterly results in more detail.

 Lin Fox - Shuffle Master, Inc. - EVP, CFO

Thank you, Tim. Good afternoon to everyone on today's call. My first five weeks at Shuffle Master have been very productive as I've become engaged in the business and have ongoing discussions with the internal organizations, the Board, our outside professionals and Company stake holders. I find the culture here at Shuffle Master very receptive to change and while progress has been started in several areas there is always room for improvement in operating efficiencies and best practices.

As to the financials, Tim has already pointed out the year-over-year foreign exchange impact on our third quarter revenue. I'd like to broaden that foreign exchange disclosure since a significant portion of our business is conducted outside of the U.S. Both in the third quarter and year to date a stronger U.S. dollar has caused year-over-year comparisons to show lower revenues, lower gross profit, and lower operating expenses but at the overall operating profit level, the impact from exchange is de minimis.

In the third quarter, year-over-year revenue was lower due to foreign exchange by $3.4 million, gross profit by just over $1.2 million, and operating expenses were down $1.2 million as well. Same story year to date, revenue from foreign exchange was down $10.8 million, gross profit down $4 million, and operating expenses down $4 million as well. This means of course that our net income and earnings per share did not see much foreign exchange distortion in the quarter or year to date.

Unfortunately there is some noise from foreign exchange to consider when looking at our gross margin. The third quarter showed a year-over-year increase from 59% -- from 59% to 61% as presented by business segment in our new earnings release format. Foreign exchange primarily in our Australian EGM business caused most of this, since the gross margin on EGM is 50% and affects the overall mix of gross margin contribution. Without foreign exchange, third quarter gross margin would have been 59%, or unchanged year-over-year. The good news is that our EGM gross margin in the quarter has improved over 400 basis points. These one time margin improvements come from Australia.

Our utility and PTG margins declined year-over-year due to growing i-Deal shuffler and progressive add on leases which contribute to additional depreciation expense over our older generation products. To jump start our leasing initiative with the new products, they were installed under introductory pricing which has a short term impact on gross margin.

As Tim said our leasing initiative is in full swing. Total lease, royalty and service revenue achieved a Company record of $21 million, up 4% year-over-year, 2% sequentially and represented 47% of total revenue. Year to date lease, royalty and service revenue was up 6%, year-over-year, and totaled $61.9 million or 50% of revenue. This growth is consistent with our continued emphasis on leasing.

Lease and service revenue for our utilities segment alone grew 4%, year-over-year, to $9.3 million, predominantly due to increased leases of our i-Deal, MD2 and one2six Shufflers. Leased shufflers totaled 5688 units, up 5% or 269 net units from the prior period and up 123 units or 2% sequentially. However, total utility revenue decreased year-over-year by 14%, to $17.2 million, due to decreased sales of shufflers and chippers. The utilities segment represented 38% of total revenue. Although overall sales revenue declined our average sale price did increase approximately 6% over the prior year period. Utility gross margin of 58% reflects the decrease of approximately 2% from the prior year period. This decrease is largely due to the impact of depreciation on newer products on lease, specifically the i-Deal replacing older lease product that is often fully depreciated.

Total lease, royalty and service revenue for proprietary table games decreased 5% year-over-year, to $8.5 million. $600,000 of this was the result of an Internet gaming transaction in the prior year period. The table games installed base remains relatively flat year-over-year, at 5,634 units of which 69% were on lease. The total proprietary table game segment revenue was $10.2 million, up 5% year-over-year, and represented 23% of total revenue. This overall increase was driven by increased sales activity.

The current quarter includes two lease-to-sale transactions of 31 proprietary table games. We remain committed to emphasizing leases particularly in this segment, however some customers traditionally purchase product after a successful lease period. Gross margin was 83%, or relatively flat from the year ago quarter. The slight margin decline is largely attributable to the increased depreciation of progressive hardware, associated with our progressive add ons. This segment has traditionally had very limited tangible cost of goods sold, with most costs due to amortization of acquired intellectual property.

Lease, royalty and service revenue for electronic table systems this quarter was a record $3.2 million, up 34% year-over-year, as a result of increased Table Master seats on lease, led by proprietary titles such as Royal Match 21, Three Card Poker and Ultimate Texas Hold 'Em. Total ETS revenue decreased 34% to $5.3 million as compared to $8 million in the prior period and represented 12% of total Company revenue. This decline is mostly from fewer Table Master seats sold and to a lesser extent Vegas Star. Of the seats that were sold in the quarter, the majority were in Australia, therefore we had approximately $400,000 less revenue from foreign exchange. Despite the fact sales revenue is down our market penetration continues to grow.

Our total installed seats grew 14% year-over-year, to 7,930, fueled by 800 -- sorry, fueled by 484 additional seats on lease. ETS gross margin remained relatively flat year-over-year at 52%. Although margin is consistent over the prior year, it is favorably impacted by increased average lease prices. However the margin is offset by higher fixed amortization on lower revenue.

Total revenue for our electronic gaming machine segment totaled $12.2 million, up 4% year-over-year, however sales in Australian dollars grew 25%. The success of this segment is due to the continued strength of our titles including our Pink Panther and the Grand Central progress link games. EGMs represented 27% of total revenue this quarter. Sold seats increased 19%, or 119 seats, year-over-year. Other revenue which includes sales of parts, peripherals and conversion kits was up 22%. EGM gross margin at 50% represents an increase of 430 and 550 basis points from the prior year period and sequential quarter respectively. The increase in margin was mostly the result of one time events driven by high margin conversions and upgrades.

As you know, the Company has undergone a cost containment initiative with a goal to reduce SG&A by $7 million this year. That initiative has been achieved. Through the third quarter the Company saved $4.4 million, when calculated from the face of the income statement. However, our nine month results includes approximately $6.8 million of nonrecurring severance charges. Normalized for severance charges and other nonrecurring items, cost containment efforts have generated $11.3 million of cost savings. Of that, $2.7 million relates to foreign currency fluctuations. The balance of $8.6 million, has been saved due to elimination of $5.6 million in salaries and consultants and $3 million in professional fees and other expenses. Operating expenses for the third quarter totaled $18.7 million and were down 16% year-over-year. SG&A was $14.2 million, and decreased 19% or $3.4 million year-over-year with $800,000 from foreign exchange. The balance of $2.6 million has been saved by reductions in employee salaries and consultants in addition to decreased professional fees and other expenses.

Please note that some of our expenses, most notably professional fees are weighed in the fourth quarter. Accordingly, we cannot extrapolate our third quarter results dollar for dollar to assume a full year of savings. R&D expenses for the quarter were relatively flat year-over-year, at $4.5 million, and relatively consistent with the prior year period at 9% of revenue.

For the third quarter our adjusted EBITDA totaled $15.6 million, up 11% from $14.1 million in the year ago quarter. This is the result of cost savings initiatives that will not compromise our future. Year to date EBITDA of $38.4 million does not add back the $6.8 million of severance charges incurred in the first six months of the year. Both our leverage and interest ratios are computed using a bank prescribed EBITDA. Our total leverage ratio in the quarter was 1.8 to 1, as compared to a maximum ratio of 4 to 1. Our interest coverage ratio 13.4 to 1. As compared to a minimum requirement of at least 3 to 1.

The effective tax rate for the quarter was 31.3%, and 24.5% for the nine months. We expect our full year rate to be between 28 and 33%. Net income of $5.6 million was up 87% year-over-year from $3 million. Diluted earnings per share was $0.10 up $0.02 from the prior year period on 49% additional diluted shares.

Now let's turn to working capital. Our inventory is the largest single tangible asset on the balance sheet. At $30.1 million, it was $7.3 million higher than at the previous year end. Most of the increase was tied up in finished goods as for business we expect in Q4 or Q1 of next year. This primarily related to anticipated US Table Master placements as well as the ramp up of utility products reserved for our openings in Asia. At approximately 2.3 turns we are focused on improving this key metric. While our Q3 DSO is consistent with prior periods we are reporting our US DSO to be 47 because this more rigorous metric now starts from date of billing not due date. This is in line with industry and collection best practices.

Operating cash flow for the third quarter was $10.5 million, as compared to $16.8 million in the prior year period. The 38% decrease in operating cash was predominantly from increased inventory as previously discussed. Capital expenditures were $5.2 million for the quarter compared to $5.1 million in the prior year period. This growth relates to the increase in lease ETS seats, over the prior year period. Capital expenditures will grow as our lease base of more capital intensive product grows such as those in the ETS segment.

Net debt, our total debt less cash and cash equivalents, totaled $93.7 million in the quarter, compared to $119.8 million as of year end 2008. The Company has reduced its debt obligations by over $14 million in the first nine months of the year. The interest rate on our revolving line of credit is at LIBOR plus 100 basis points and our term loan is at LIBOR plus 375 basis points. As of July 31, 2009, with $45.5 million outstanding on our revolver we had $54.5 million of availability. Our term loan balance was $64.5 million. Both facilities mature on November 30, 2011, and the Company is addressing this by actively getting advice as to alternatives for our future debt structure. With that I will turn the call back to Tim.

 Tim Parrott - Shuffle Master, Inc. - CEO

Thanks, Lin. In closing I would like to provide a snapshot of some of the opportunities we have on the horizon. With the openings of Genting and LVS properties in Singapore, we see a rather sizable opportunity for shufflers and to a lesser extent chippers and proprietary table games.

Mexico is moving forward with Class III and presents opportunity for Table Master and Vegas Star specifically but also EGM opportunities as well. As States continue to look to pass the sin tax opportunities will arise for electronic tables. As Delaware moves to live tables and a strong likelihood in Pennsylvania also, there are opportunities for shufflers, proprietary games and electronic table systems in 2010. The Philippines also present opportunities for EGMs in the coming quarters.

Finally I would like to give you an update on G2E. We will be using G2E to launch our new branding initiatives. We've embarked on an internal and external campaign to officially refresh and publicly communicate our Shuffle Master brand and Company commitments. As I said previously our number one strategic initiative is to be a solutions provider for our customers and a partner with them to help maximize revenue on the floor, reduce their costs, and enhance the player experience. This is the official campaign to formalize it internally and externally. Part of that effort includes ensuring our marketing, collateral, and corporate culture match our delivering on the spirit of service, and also providing solutions we are committing to our customers. This encompasses customer service, our attitude, our flexibility, and also we see a tying in to our new initiatives such as price bundling as well as demand or utilization pricing. Thanks very much for the time, we look forward to the next call and we are ready for questions now.

 QUESTION AND ANSWER

Operator

Thank you. We will now be conducting a question-and-answer session. (Operator Instructions) Our first question come from the line of Steven Wieczynski of Stifel Nicolaus.

Steven Wieczynski - Stifel Nicolaus - Analyst

Good afternoon, guys. First, is the level of stock comp expense this quarter is that a pretty good run rate going forward?

Coreen Sawdon - Shuffle Master, Inc. - SVP, Chief Accounting Officer

Yes. That would be. Q2 was excessive because of severance, so this quarter would not include any acceleration in the quarter.

Steven Wieczynski - Stifel Nicolaus - Analyst

So it should be sub $1 million going forward per quarter?

Coreen Sawdon - Shuffle Master, Inc. - SVP, Chief Accounting Officer

That's the expectation.

Steven Wieczynski - Stifel Nicolaus - Analyst

Question for Lin, but when you look at your operating income margin at this point, is there any kind of internal goal in terms of where you guys think you can get that as you move more towards -- more towards a lease basis and you decrease your cost at the same time?

Lin Fox - Shuffle Master, Inc. - EVP, CFO

Those are certainly subjects under discussion right now. We have a lot of the heavy lifting has been done in the operating expenses as we just discussed. We are turning our focus on to operating efficiencies and again there are a number of areas that we will need to get to in the near future.

Tim Parrott - Shuffle Master, Inc. - CEO

Steve, I would add that we've talked, our goal is to kind of be best of breed with others, but as you know well with the Company that the, both the product mix, location of where we sell and whether it's a lease or sell, gets lumpiness there, so I think we are taking advantage of our efficiencies to maybe not be as spirited as we've been in raising prices but would look to try and stay in the same range as others unless there is some anomaly up or down that would distort a particular quarter and so I think we are looking to, as we've talked in some prior discussions we're in the high 50s and whether we are a 60 or a few points I could see over some periods depending on mix and location of sale and or lease, that we are vulnerable to a few point spread there.

Steven Wieczynski - Stifel Nicolaus - Analyst

Got you. Last question, I guess more so for you, Tim, but when you look at the free cash you guys are starting to generate, is the near term goal to keep paying down debt or is there anything out there in the acquisition front you guys see or can you attempt to start buying stock back again?

Tim Parrott - Shuffle Master, Inc. - CEO

Well, I think we obviously look at all the options, fortunately it's high class problem to have some. The M&A side you know as well as we there is really nothing obvious there. The Company historically has done a nice job in picking up particular products or proprietary games and we aggressively look at those. The plan still at this point is to continue to pay down debt as that's our best use of funds. I think the only area that I view as something that would be positive is as we continue to do more with leasing, we may see that the funds needed to build our lease portfolio could use some funds there which I think would be a good opportunity so, whether we should be doing a stock buy back or something we will continue to look at that every quarter but right now we are focused just on paying the debt down.

Steven Wieczynski - Stifel Nicolaus - Analyst

Great, thanks, guys.

Tim Parrott - Shuffle Master, Inc. - CEO

Thank you.

Operator

Thank you. (Operator Instructions) Our next question comes from the line of Ryan Worst with Brean Murray.

Ryan Worst - Brean Murray - Analyst

Just a few questions. Tim, you spoke a little bit about the replacement of Aces, can you provide some more color on how many of these were replaced in the quarter and maybe what kind of trends you are seeing there?

Tim Parrott - Shuffle Master, Inc. - CEO

I think the reference was looking at the year to date, we -- hang on a sec -- the trending I think we are going to see bailed a bit, Ryan, we're, as I said, we're expecting that of the 4500 out, we ought to be able to penetrate 3000 of those and that we did 133 in the last quarter so if we kind of interpolate that out through 2010 we'd expect that to pick up a bit. We think it's getting good traction and so we would see it escalating from the 672 in the last 12 months to allow us to get to 3000 over the next 14 months or so.

Ryan Worst - Brean Murray - Analyst

Was there any severance expense in the quarter?

Tim Parrott - Shuffle Master, Inc. - CEO

No.

Ryan Worst - Brean Murray - Analyst

Okay. Then, Lin, I know you've only been there a short time but do you see anything in the manufacturing process that you think you could change to reduce the cost there and improve margins?

Lin Fox - Shuffle Master, Inc. - EVP, CFO

Well, it's still early days, and I've got a lot more work to do in that area but I can tell you that we have a business model that has a still to forecast sort of methodology, and Tim and I and others are discussing trying to bring that more in line with a bill to order philosophy, which would do a lot of things. It would help, could potentially help inventory but also add some operating efficiency. The next big item on the table I would think is the supply chain management and how we buy and what we buy, when we buy that whole process. There are some areas to take a look at.

Ryan Worst - Brean Murray - Analyst

Then when do you guys expect to ship to Singapore?

Tim Parrott - Shuffle Master, Inc. - CEO

Realistically, Ryan, it will be in Q1. I mean there may be something but minimal that might fall into the fourth but we are looking at it being pretty much mostly in Q1 and at this point we believe we will be looking both at lease and sales activity.

Ryan Worst - Brean Murray - Analyst

Okay. Is that your fiscal 1Q or calendar?

Tim Parrott - Shuffle Master, Inc. - CEO

Our fiscal.

Ryan Worst - Brean Murray - Analyst

Thank you.

Tim Parrott - Shuffle Master, Inc. - CEO

Thanks very much.

Operator

Thank you. (Operator Instructions). Our next question comes from the line of Fred Button, your line is open you may proceed.

Fred Button Analyst

Why should I replace my Ace with an i-Deal if I'm a casino? Why should I do that?

Coreen Sawdon - Shuffle Master, Inc. - SVP, Chief Accounting Officer

This is Coreen, I will comment to that. There is a lot more advantages to the product in terms of operating efficiencies, speed, they can replay the hands on a video screen to validate winning hands. Things of that sort. Significantly more improvements in the i-Deal over those in the Ace on the table game play perspective.

Fred Button Analyst

Are they faster?

Coreen Sawdon - Shuffle Master, Inc. - SVP, Chief Accounting Officer

Yes, absolutely.

Fred Button Analyst

Is this the one that's on the poker tables?

Coreen Sawdon - Shuffle Master, Inc. - SVP, Chief Accounting Officer

This would be a specialty shuffler, Three Card Poker, Four Card Poker, things of that sort.

Fred Button Analyst

Is there one coming, I know the poker -- I'm a poker player, and the poker shufflers have not been around a long time.

Coreen Sawdon - Shuffle Master, Inc. - SVP, Chief Accounting Officer

Those are the DeckMates.

Fred Button Analyst

Are they looking at being -- I thought they were the Ace. But are they looking at being replaced or upgraded?

Coreen Sawdon - Shuffle Master, Inc. - SVP, Chief Accounting Officer

Yes, we are working on a DeckMate three which will also have some of the significant improvements of other products including speed predominantly.

Fred Button Analyst

Thank you.

Coreen Sawdon - Shuffle Master, Inc. - SVP, Chief Accounting Officer

You're welcome.

Operator

At this time there are no further questions. I would like to turn the floor back over to management for any closing comments.

Tim Parrott - Shuffle Master, Inc. - CEO

Thanks everybody, hopefully this call didn't go poorly from reception standpoint given where we are, thank you for taking the time, and we look to staying in touch over the next quarter. So long.

Operator

Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you, very much, for your participation and have a wonderful evening.

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